UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 31, 2007

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On August 31, 2007, Equinix Singapore Pte. Ltd. and Equinix Japan KK (together, the “Equinix Subsidiaries”), both wholly owned subsidiaries of Equinix, Inc. (“Equinix”), entered into a multi-currency credit facility agreement for approximately $40,000,000 in local currency equivalents (the “Facility”) with ABN Amro Bank N.V as lender, facility agent, arranger and collateral agent. The Facility has a four-year term that allows the Equinix Subsidiaries to borrow up to 23,000,000 Singapore dollars and 2,932,500,000 Japanese yen during the first 12-month period with repayment to occur in 12 equal quarterly installments over the remaining three years. The Facility has a variable borrowing rate of 1.85% to 2.50% over the local borrowing rates and may be used by the Equinix Subsidiaries to fund capital expenditures on leasehold improvements, equipment, and other installation costs related to IBX expansion plans in Singapore and Tokyo. The Facility will be guaranteed by Equinix and secured by the Equinix Subsidiaries’ Asia Pacific assets.

The closing of the Facility and the initial funding in the amount of 18,282,000 Singapore dollars and 1,476,832,500 Japanese yen occurred on September 7, 2007. It is anticipated that drawings of various amounts under the Facility will continue to occur periodically, and that up to the full amount of the Facility will be borrowed over the next 12 months.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

*Please refer to the description of the Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: September 7, 2007	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer